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EXHIBIT (21) SUBSIDIARIES OF THE REGISTRANT

Technitrol, Inc., which has no parent, has the following subsidiaries:

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
Name                                   State of Incorporation           Percent Owned
- ----                                   ----------------------           -------------

John Chatillon & Sons, Inc.            New York                         100%

Advanced Metallurgy, Inc.              Pennsylvania                     100%

Technitrol International, Inc.         Delaware                         100%

Chace Precision Metals, Inc.           Delaware                         100%

Lloyd Instruments, Ltd.                United Kingdom                   100%

Fil-Mag, Inc.                          California                       100%

Fil-Mag Taiwan Corporation             Taiwan                           100%

Fil-Mag Philippines Corporation        Philippines                      100%

Technitrol Investments, Inc.           Delaware                         100%
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